EXHIBIT 99.1

WORLD AIRWAYS RENEWS CONTRACT WITH
U.S. AIR FORCE AIR MOBILITY COMMAND

PEACHTREE CITY, Ga. (Sept. 10, 2004) – World Airways (NASDAQ: WLDA) has received approval from the U.S. Air Force Air Mobility Command (AMC) for a $94 million contract to provide fixed passenger flying in FY 2005, which begins Oct. 1, 2004, and ends Sept. 30, 2005. World also will continue to support AMC’s requirements for additional expansion flying to supplement the fixed passenger contract. Although expansion demand cannot be certain for FY 2005, it has amounted to an additional $189 million in revenue for World for the first nine months of the FY 2004 contract.

The Alliance Contractor Team that World is part of qualified for approximately 55 percent of the total AMC fixed passenger flying in FY 2005, a 4 percent increase over its percentage of the FY 2004 award, based on the contractor team’s aircraft commitment to the Civil Reserve Air Fleet (CRAF). Through the first nine months of the current fiscal year, World’s military revenue comprised 40 percent of the total team revenue.

“As we anticipated, the fixed component of the annual AMC award for FY 2005 is lower than FY 2004,” said Randy Martinez, World’s president and chief executive officer. “However, we believe that expansion flying will continue to be a significant part of our total military revenue.”

“World Airways continues to be the largest carrier of military personnel and dependents,” said Martinez. “We look forward to continuing our airlift support for the fixed flying, and we expect to provide a high level of additional expansion flying, as we have done in the past. World has served the military continuously for more than 50 years, and that is a unique record in our industry.”

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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